Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Calumet GP, LLC, (the “Company”) and R. Patrick Murray, II (“Executive”) effective as of May 7, 2014 (the “Effective Date”).

WHEREAS, Executive is currently employed by the Company, which serves as the general partner of Calumet Specialty Products Partners, L.P., a Delaware limited partnership (the “MLP”); and
WHEREAS, the Company desires to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth and Executive desires to continue to be employed on such terms and conditions and for such consideration.
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive hereby agree as follows:
1.Employment and Term.
(a)    During the Employment Period (as defined below), the Company shall employ Executive, and Executive shall serve, as Senior Vice President, Chief Financial Officer and Secretary of the Company and in such other position or positions as may be assigned by the Company from time to time.
(b)    The initial term of this Agreement shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). On the first anniversary of the Effective Date and on each subsequent anniversary thereafter, this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than 180 days prior to such anniversary. Notwithstanding any other provision of this Agreement, Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”
2.    Duties and Responsibilities of Executive.
(a)    During the Employment Period, Executive shall devote Executive’s full business time, attention and best efforts to the business of the Company and, as applicable, its Affiliates (the Company and its Affiliates are collectively referred to herein as the “Company Group”), as may be requested by the Company from time to time. Executive’s duties will include those normally incidental to the position(s) identified in Section 1(a), as well as such additional duties as may be assigned to Executive by the Company from time to time, which duties may include providing services to other members of the Company Group in addition to the Company. Executive may, without violating this Agreement, (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) with the prior written consent of the Board of Directors of the Company (the “Board”), engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement and are not inconsistent with Executive’s obligations to the Company Group or competitive with the business of the Company Group.
(b)    Executive acknowledges and agrees that Executive owes the Company Group fiduciary duties, including duties of loyalty and disclosure, and that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company Group under common law.

3.    Compensation.
(a)    Base Salary. During the Employment Period, the Company shall pay to Executive an annualized base salary of not less than $329,600 (the “Base Salary”), which amount may be increased (but not decreased) from time to time at the sole discretion of the Board (or a committee thereof). Executive’s Base Salary shall be paid in substantially equal installments in accordance with Company’s policy regarding payment of compensation to similarly situated executives as may exist from time to time, but no less frequently than monthly.
(b)    Annual Incentive Arrangements. For the 2014 calendar year and each subsequent calendar year that Executive is employed hereunder (each, a “Bonus Year”), Executive shall be eligible to receive an annual incentive award (“Annual Incentive Award”) under the applicable incentive or bonus compensation plan of the Company that is applicable to similarly situated executives of the Company (the “Annual Incentive Plan”) based on an annual target incentive opportunity determined by the Board (or a committee thereof), which annual target incentive opportunity may be adjusted from time to time by the Board (or a committee thereof) in its sole discretion (the most recently established target incentive opportunity referred to herein as the “Target Bonus”). Each Annual Incentive Award, if any, will be paid as soon as administratively practicable after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than the 15th day of the third month following the end of such Bonus Year. Notwithstanding anything in this Section 3(b) to the contrary, but subject to the provisions of Section 6, Executive shall be entitled to receive payment of an Annual Incentive Award for a Bonus Year, if any, only if Executive is employed by the Company on the date such Annual Incentive Award is paid.
(c)    Long-Term Incentive Arrangements. During the Employment Period, Executive shall be eligible to participate in the equity compensation arrangement or plan offered by the Company to similarly situated executives of the Company (the “LTIP”) on such terms and conditions as the Board (or a committee thereof) shall determine from time to time. All awards granted to Executive under the LTIP, if any, shall be subject to and governed by the terms and provisions of the LTIP as in effect from time to time and the award agreements evidencing such awards. Nothing herein shall be construed to give Executive any rights to any amount or type of grant or award except as provided in such award or grant to Executive provided in writing and authorized by the Board (or a committee thereof).
(d)    Total Compensation Opportunity. The compensation opportunities set forth in Section 3(a), (b) and (c) are intended to be competitive with compensation offered by the Company’s peers and such compensation will be reassessed by the Board (or a committee thereof) at least annually to determine overall competitiveness relative to the market and to make such adjustments, subject to the first sentence of Section 3(a), as the Board, in its sole discretion, determines to be appropriate with respect to any one or more components of Executive’s total compensation.
4.    Business Expenses. The Company agrees to reimburse Executive for Executive’s reasonable, out-of-pocket business-related expenses actually incurred in the performance of Executive’s duties under this Agreement so long as Executive timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive). In no event shall any reimbursement be made to Executive for such expenses incurred after the date of the termination of Executive’s employment with the Company.
5.    Benefits; Automobile.
(a)    Executive shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company executives are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 5, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

(b)    During the Employment Period, the Company shall provide Executive with the use of an automobile, for personal and business use (including vehicle property damage and liability insurance in appropriate amounts), of generally the same quality and on the same terms and conditions as the automobile provided to Executive as of the Effective Date.
6.    Termination of Employment.
(a)    Company’s Right to Terminate Executive’s Employment. Notwithstanding the provisions of Section 1(b), Executive’s employment by the Company shall automatically terminate upon the death of Executive, and the Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
(i)    upon Executive being unable to perform, with reasonable accommodation, the essential functions of Executive’s position under this Agreement by reason of any medically determinable physical or mental impairment or other incapacity that can be reasonably expected to result in death or can be reasonably expected to last for a period in excess of 180 days, whether or not consecutive (Executive’s “Disability”);
(ii)    for “Cause,” which shall mean: (A) Executive’s material breach of this Agreement or any other compensatory agreement (including any equity or incentive-based compensation agreement) with any member of the Company Group or any Affiliate thereof, including Executive’s material breach of any representation, warranty or covenant made under this Agreement, or Executive’s material breach of any policy, code of conduct or code of ethics established by a member of the Company Group and applicable to Executive; (B) Executive’s commission of an act of fraud, theft or embezzlement, in each case having the effect of materially injuring the Company’s business or interests; (C) Executive’s commission of an act of gross negligence, willful misconduct or breach of fiduciary duty; (D) the conviction of Executive, or a plea of nolo contendere by Executive, to any felony (or state law equivalent) or any crime involving moral turpitude; or (E) Executive’s willful failure or refusal (other than due to Executive’s Disability) to perform Executive’s obligations pursuant to this Agreement or to follow any lawful directive from the Company, as determined by the Board; provided, however, that if Executive’s actions or omissions as set forth in this Section 6(a)(ii) are of such a nature that they may be cured, such actions or omissions must remain uncured 30 days after the Company or the Board has provided Executive written notice of the obligation to cure such actions or omissions; or
(iii)    for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.
(b)    Executive’s Right to Terminate. Notwithstanding the provisions of Section 1(b), Executive shall have the right to terminate Executive’s employment hereunder for any of the following reasons:
(i)    for “Good Reason,” which for purposes of this Agreement shall mean within 60 days of, and in connection with or based upon, without Executive’s prior consent, a (A) material diminution in Executive’s total compensation opportunity relative to Executive’s total compensation opportunity in effect on the Effective Date; (B) material breach by the Company of any of its covenants or obligations under this Agreement; (C) material reduction in Executive’s authority, duties or responsibilities or reporting relationship; (D) the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 30 miles from the location of Executive’s principal place of employment as of the Effective Date; and (E) following a Change in Control (as defined below), the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; provided, however, that notwithstanding the foregoing provisions of this Section 6(b) or any other provision of this Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) the condition described in Section 6(b)(i)(A), (B), (C), (D) or (E) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (2) Executive must provide written notice to the Board of the existence of such condition(s) within 30 days of the initial existence of such condition(s); (3) the condition(s) specified in such notice must remain uncorrected for 30 days following the Board’s receipt of such written notice; and (4) the date of Executive’s termination of employment must occur within 60 days after the initial existence of the condition(s) specified in such notice; or
(ii)    at any time for any other reason whatsoever or for no reason at all.
(c)    Change in Control. As used herein, a “Change in Control” means, and shall be deemed to have occurred upon, one or more of the following events: (i) any “person” or “group”, within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than the Company or its Affiliates, or Fred M. Fehsenfeld, Jr. or F. William Grube or their respective immediate families or Affiliates, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the voting power of the outstanding equity interests of the MLP or the Company; (ii) a person or entity other than the Company or an Affiliate of the Company becomes the general partner of the MLP; or (iii) the sale or other disposition, including by liquidation or dissolution, of all or substantially all of the assets of the Company or the MLP in one or more transactions to any person other than an Affiliate of the Company or the MLP.
(d)    Effect of Termination.
(i)    Termination by the Company for Cause, by Executive without Good Reason or Due to Expiration of the Employment Period. If Executive’s employment hereunder shall terminate at the expiration of the Employment Period for any reason described in Section 6(a)(ii) or pursuant to Executive’s resignation without Good Reason pursuant to Section 6(b)(ii), then (A) all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (1) payment of all accrued and unpaid Base Salary through the date of such termination of Executive’s employment (the “Termination Date”), which payment shall be paid as soon as administratively practicable following the Termination Date and in all events no later than the immediately succeeding pay date (or earlier, if required by applicable law), (2) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4, and (3) benefits to which Executive is entitled under the terms of any applicable benefit plan or program (collectively, the “Accrued Obligations”); and (B) all outstanding unvested LTIP awards granted to Executive prior to the Termination Date (and all rights arising from such awards and from being a holder thereof) shall immediately be forfeited without consideration as of the Termination Date.
(ii)    Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause pursuant to Section 6(a)(ii), or is terminated by Executive for Good Reason pursuant to Section 6(b)(i), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (x) Executive shall be entitled to receive the Accrued Obligations and (y) if Executive (1) executes on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a release of all claims in a form acceptable to the Company (which shall be substantially in the form of release attached hereto as Exhibit A) (the “Release”); and (2) abides by Executive’s continuing obligations under Sections 8, 9 and 10, then:
(A)    The Company shall pay to Executive a single lump sum cash payment (the “Severance Payment”) on the Company’s first regularly scheduled pay date that is on or after the 60th day following the Termination Date an amount equal to (x) if such termination occurs at any time other than within the Change in Control Period (as defined below), 150% of the sum of Executive’s Base Salary and Target Bonus, in each case, as in effect as of the Termination Date and (y) if such termination occurs within 24 months following a Change in Control (the “Change in Control Period”), 300% of the sum of Executive’s Base Salary and Target Bonus, in each case, as in effect as of the Termination Date;
(B)    Except as otherwise provided in this Section 6(d)(ii)(B), all outstanding unvested LTIP awards granted to Executive prior to the Termination Date shall immediately become fully vested as of the Termination Date; provided, however, that if any such LTIP awards are subject to a performance requirement (other than continued service by Executive) that has not been satisfied and certified by the Board (or a committee thereof) as of the Termination Date, then only a pro rata portion of such LTIP awards shall become fully vested upon satisfaction of such performance requirement (other than continued service by

Executive) and certification thereof by the Board (or a committee thereof), which pro rata portion shall be (i) equal to a fraction, the numerator of which is the number of days during the applicable performance period immediately prior to the Termination Date and the denominator of which is the total number of days during such performance period and (ii) vested and paid no later than the 15th day of the third calendar month following the last day of the applicable performance period;
(C)    Executive will be entitled to receive a pro rata portion of the Annual Incentive Award for the Bonus Year in which the Termination Date occurs, which shall be paid upon satisfaction of the Company performance goals (other than continued service by Executive) for the applicable Bonus Year and certification thereof by the Board (or a committee thereof), which pro rata portion shall be (i) equal to a fraction, the numerator of which is the number of days during the applicable Bonus Year immediately prior to the Termination Date and the denominator of which is the total number of days during such performance period and (ii) paid no later than the 15th day of the third calendar month following the last day of the applicable Bonus Year;
(D)    If Executive timely and properly elects continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), then:
(1)    the Company shall reimburse Executive for the difference between the monthly amount Executive pays to effect and continue such coverage for himself and his spouse and eligible dependents, if any (the “Monthly Premium Payment”) and the monthly employee contribution amount that active similarly situated employees of the Company pay for the same or similar coverage under such group health plans (such difference, the “Monthly Reimbursement Amount”). Each such reimbursement payment shall be paid to Executive on the Company’s first regularly scheduled pay date in the month immediately following the month in which Executive timely remits the Monthly Premium Payment. Executive shall be eligible to receive such reimbursement payments until the earlier of: (x) the date Executive is no longer eligible to receive COBRA continuation coverage; and (y) the date on which Executive becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Executive); provided, however, that Executive acknowledges and agrees that (i) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage, (ii) in no event shall the Company be required to pay a Monthly Reimbursement Amount if such payment could reasonably be expected to subject the Company to sanctions imposed pursuant to section 2716 of the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (collectively, the “PPACA”) and (iii) if payment of a Monthly Reimbursement Amount cannot be provided to Executive without subjecting the Company to sanctions imposed pursuant to section 2716 of the PPACA, then the Company shall pay Executive a lump sum cash payment equal to the value of such continuation coverage; and
(2)    On and after the date Executive is no longer eligible to receive COBRA continuation coverage (the “COBRA End Date”), if Executive has not become eligible to receive coverage under a group health plan sponsored by another employer during the period beginning on the Termination Date and ending on the COBRA End Date, then the Company shall pay to Executive a lump sum cash payment on the Company’s first regularly scheduled pay date following the COBRA End Date equal to the product of (x) the Monthly Reimbursement Amount and (y) (A) if such termination does not occur within the Change in Control Period, six and (B) if such termination occurs within the Change in Control Period, 18;
(E)    For the 12-month period beginning on the Termination Date, or until Executive begins other full-time employment with a new employer, whichever occurs first, Executive shall be entitled to receive outplacement services that are directly related to the termination of Executive’s employment and are provided by a nationally prominent executive outplacement services firm, selected by mutual agreement of Executive and the Company and paid by the Company; provided, however, that the total amount of the expenses paid by the Company pursuant to this Section 6(d)(ii)(E) shall not exceed $50,000, and all amounts paid under this Section 6(d)(ii)(E) shall be paid by the last day of the second calendar year following the calendar year in which the Termination Date occurs; and
(F)    If Executive notifies the Company in writing within 10 business days following the Termination Date that Executive desires for the title of the automobile provided to Executive pursuant to Section 5(b) to be transferred to Executive, then the Company shall, as soon as reasonably practicable after its receipt of such notice from Executive, take all necessary actions to transfer the title of such automobile to Executive’s name; provided, however, that Executive acknowledges that if Executive elects for such title to be transferred, the Company will treat the value of such automobile on the date of such title transfer as imputed income to Executive and take all necessary actions to satisfy its tax withholding obligations with respect to such income, including withholding all applicable federal, state, local, payroll and other taxes required to be withheld with respect to such income from Executive’s cash Severance Payment.
(iii)    Termination as a result of Executive’s death or Disability. If Executive’s employment is terminated by Executive’s death or Disability pursuant to Section 6(a)(i), the Company shall (A) pay to Executive or Executive’s beneficiaries, as applicable, all Accrued Obligations, (B) except as otherwise provided in this Section 6(d)(iii), all outstanding unvested LTIP awards granted to Executive prior to the Termination Date shall immediately become fully vested as of the Termination Date; provided, however, that if any such LTIP awards are subject to a performance requirement (other than continued service by Executive) that has not been satisfied and certified by the Board (or a committee thereof) prior to the Termination Date, then only a pro rata portion of such LTIP awards shall become fully vested upon satisfaction of such performance requirement (other than continued service by Executive) and certification thereof by the Board (or a committee thereof), which pro rata portion shall be (i) equal to a fraction, the numerator of which is the number of days during the applicable performance period immediately prior to the Termination Date and the denominator of which is the total number of days during such performance period and (ii) vested and paid no later than the 15th day of the third calendar month following the last day of the applicable performance period, and (C) Executive will be entitled to receive a pro rata portion of the Annual Incentive Award for the Bonus Year in which the Termination Date occurs, which shall be paid upon satisfaction of the Company performance goals (other than continued service by Executive) for the applicable Bonus Year and certification thereof by the Board (or a committee thereof), which pro rata portion shall be (i) equal to a fraction, the numerator of which is the number of days during the applicable Bonus Year immediately prior to the Termination Date and the denominator of which is the total number of days during such performance period and (ii) paid no later than the 15th day of the third calendar month following the last day of the applicable Bonus Year;
(iv)    For the avoidance of doubt, the termination of Executive’s employment upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of this Agreement by the Company pursuant to Section 6(a)(iii) shall not give rise to a right to the Severance Payment.
(v)    Executive acknowledges Executive’s understanding that if the Release is not timely executed, and the required revocation period has not fully expired during the allowed time period, Executive shall not be entitled to any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is 21 days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.
(e)    Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and its Affiliates will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 6(e) shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under section 4999 of the Code.
(f)    Violation of Continuing Obligations. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Executive is eligible to receive the Severance Payment pursuant to Section 6(d)(ii)(A) but, after such determination, the Company subsequently acquires evidence or determines that: Executive has failed to abide by Executive’s continuing obligations under Sections 8, 9 or 10, then (i) if the Severance Payment has not been paid as of the date that the Company determines that the conditions of this Section 6(f) have been satisfied, the Company shall not be required to pay the Severance Payment and (ii) if the Severance Payment has been paid as of the date that the Company determines that the conditions of this Section 6(f) have been satisfied, Executive shall be obliged to immediately return the Severance Payment (less all taxes withheld with respect thereto) to the Company.
7.    Conflicts of Interest. Executive agrees that Executive shall promptly disclose to the Board any actual or potential conflict of interest involving Executive upon Executive becoming aware of such conflict or potential conflict. For purposes of this requirement, a conflict of interest shall exist when Executive engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Executive’s duties, responsibilities, authorities, or obligations for and to the Company Group.
8.    Confidentiality. Executive acknowledges and agrees that, in the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and have access to, Confidential Information (as defined below) of the Company Group. In consideration of Executive’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, Executive agrees to comply with this Section 8.
(a)    Executive covenants and agrees, both during the Employment Period and thereafter that, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive acknowledges and agrees that Executive would inevitably use and disclose Confidential Information in violation of this Section 8 if Executive were to violate any of the covenants set forth in Section 9 below. Executive shall follow all Company policies and protocols regarding the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This covenant shall apply to all Confidential Information, whether now known or later to become known to Executive during the Employment Period.
(b)    Notwithstanding Section 8(a), Executive may make the following disclosures and uses of Confidential Information:

(vi)    disclosures to other employees of the Company Group who have a need to know the information in connection with the business of the Company Group;
(vii)    disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties under this Agreement and is in the best interests of the Company Group;
(viii)    disclosures and uses that are approved by the Board;
(ix)    disclosures to a person or entity that has (A) been retained by the Company Group to provide services to the Company Group and (B) to the extent determined by Executive in his good faith judgment to be appropriate and necessary, agreed in writing to abide by the terms of a confidentiality agreement; or
(x)    disclosures for the purpose of complying with any applicable laws or regulatory requirements or that Executive is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Executive shall, to the extent legally permissible and practicable:
(A)    provide the Board with prompt notice of such requirements so that the Board may, at its expense, seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 8;
(B)    consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and
(C)    cooperate with the Board (at the Company’s reasonable cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, Executive agrees (1) to furnish only that portion of the Confidential Information that is required to be furnished, as advised by written opinion of counsel to Executive, if any, and (2) to exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.
(c)    Upon the expiration of the Employment Period and at any other time upon request of the Company, Executive shall surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information in Executive’s possession, custody and control and shall not retain any such document or other materials. Within 10 days of any such request, Executive shall certify to the Company in writing that all such documents and materials have been returned to the Company.
(d)    All non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Executive, individually or in conjunction with others, during the Employment Period (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group, provided, however, that such source is not bound by a confidentiality agreement with a member of the Company Group.
9.    Non-Competition; Non-Solicitation.
(a)    The Company shall provide Executive access to the Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement, Executive has voluntarily agreed to the covenants set forth in this Section 9. Executive further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.
(b)    Executive agrees that, during the Prohibited Period (as defined below), Executive shall not, without the prior written approval of the Company, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of whatever nature:
(i)    engage in or participate within the Market Area (as defined below) in competition with any member of the Company Group in any aspect of the Business (as defined below), which such prohibition shall prevent Executive from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in competition, or anticipated competition, in the Market Area, with any member of the Company Group;
(ii)    appropriate any Business Opportunity (as defined below) of, or relating to, the Company Group located in the Market Area;
(iii)    solicit, canvass, approach, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group; or
(iv)    solicit, canvass, approach, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement therewith.
(c)    Executive agrees that the covenants of Section 9(b) shall be enforceable during the Employment Period and for a period of 12 months following the termination of the Employment Period (the “Prohibited Period”), regardless of the reason for such termination. The Prohibited Period shall be extended by any period of time during which Executive is in breach of any of the covenants of Section 9(b). Notwithstanding any provision to the contrary, it will not be a violation of this Section 9 for Executive to acquire and own an equity interest representing less than 5% of the total voting power of all classes of equity interests in a publicly traded entity.
(d)    Because of the difficulty of measuring economic losses to the Company Group as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Company Group for which it would have no other adequate remedy, Executive agrees that the Company shall be entitled to enforce the foregoing covenants, in the event of a breach, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company at law and equity.
(e)    The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.
(f)    For purposes of this Section 9, the following terms shall have the following meanings:
(i)    “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides a material amount of services during the Employment Period, which such business and operations specifically include the business of refining or marketing of specialty lubricating oils, solvents, wax products, gasoline, diesel or jet fuel products.
(ii)    “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.
(iii)    “Market Area” shall mean the geographic areas set forth on Exhibit B, and any other geographic area or market: (A) where or with respect to which Executive provides services on behalf of the Company during Executive’s employment hereunder; or (B) where or with respect to which the Company has specific plans to conduct any business; provided that Executive provides material services or has material responsibilities with respect to, or has Confidential Information about, such plans.
10.    Ownership of Intellectual Property. Executive agrees that the Company shall own, and Executive agrees to assign and does hereby assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the Employment Period which either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive will promptly disclose all Company Intellectual Property to the Company. All of Executive’s works of authorship and associated copyrights created during the Employment Period and in the scope of Executive’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Executive agrees to perform, during and after the Employment Period, all reasonable acts deemed necessary by the Company Group to assist the Company, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.
11.    Arbitration.
(a)    Subject to Section 11(b), any dispute, controversy or claim between Executive and the Company arising out of or relating to this Agreement or Executive’s employment with the Company will be finally settled by arbitration in Indianapolis, Indiana before, and in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided, however, that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party. The party whom the Arbitrator determines is the prevailing party in such arbitration shall receive, in addition to any other award pursuant to such arbitration or associated judgment, reimbursement from the other party of all reasonable legal fees and costs.
(b)    Notwithstanding Section 11(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 11.
(c)    By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(d)    Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.
12.    Defense of Claims. Executive agrees that, during the Employment Period and thereafter, upon request from the Company, Executive shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Executive’s actual or prior areas of responsibility. The Company agrees to reasonably cooperate with and accommodate Executive’s other obligations, including any subsequent employment or other business activities not in violation of this Agreement, and to pay or reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or reasonably incurred, to comply with Executive’s obligations under this Section 12; provided that Executive provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.
13.    Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding (a “Proceeding”), other than any Proceeding initiated by Executive or the Company, the MLP or any of their respective Affiliates related to any contest or dispute between Executive and the Company, the MLP or any of their respective Affiliates, by reason of the fact that Executive is or was a director or officer of, or was otherwise acting on behalf of, the Company, the MLP, any Affiliate of the Company or the MLP, or any other entity at the request of the Company, Executive shall be indemnified and held harmless by the Company, to the maximum extent permitted under applicable law, from and against any and all liabilities, costs, claims and expenses, including any and all costs and expenses incurred in defense of any Proceeding, and all amounts paid in settlement thereof after consultation with, and receipt of approval from, the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Costs and expenses incurred by Executive in defense of any such Proceeding shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to (A) indemnify or advance funds to Executive for expenses or losses with respect to a Proceeding if (x) such indemnification or advancement is prohibited by applicable law or (y) a court of competent jurisdiction or arbitrator determines that any material assertion made by Executive in such Proceeding was not made in good faith or was frivolous; (B) indemnify Executive for the disgorgement of profits arising from the purchase or sale by Executive of securities of the MLP (or, if applicable, the Company or any Affiliate of the Company or the MLP) in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any similar statute; or (C) indemnify or advance funds to Executive for Executive’s reimbursement to the Company of any bonus or other incentive-based or equity-based compensation previously received by Executive or payment of any profits realized by Executive from the sale of securities of the MLP (or, if applicable, the Company or any Affiliate of the Company or the MLP), in each case, as required under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”) in connection with an accounting restatement of the MLP (or, if applicable, the Company or any Affiliate of the Company or the MLP) or the payment to the MLP (or, if applicable, the Company or any Affiliate of the Company or the MLP) of profits arising from the purchase or sale by Executive of securities in violation of Section 306 of SOX). The rights to indemnification and advancement of costs and expenses provided in this Section 13 are not and will not be deemed exclusive of any other rights or remedies to which Executive may at any time be entitled under applicable law, the organizational documents of the Company or any of its subsidiaries, any agreement or otherwise, and each such right under this Section 13 will be cumulative with all such other rights, if any.
14.    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.
15.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
16.    Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Indiana without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Marion County, Indiana.
17.    Entire Agreement and Amendment. This Agreement, contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.
18.    Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.
19.    Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this

Agreement without Executive’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company; provided that (a) such Affiliate or successor has the financial wherewithal to perform all obligations of the Company hereunder and (b) such assignment does not, without Executive’s prior written consent, result in “Good Reason” within the meaning of Section 6(b)(i)(C) with respect to (x) the Company and its Affiliates or (y) all or substantially all of the assets of the Company and its Affiliates. The Company will require any successor permitted under this Section 19, including any acquirer of substantially all of its assets, to assume its obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
20.    Affiliates. For purposes of this Agreement, the term “Affiliates” means any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any Company or other ownership interest, by contract or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.
21.    Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission the number, if applicable, set forth below, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:
If to the Company, addressed to:

Calumet GP, LLC
2780 Waterfront Pkwy E. Drive, Suite 200
Indianapolis, Indiana 46214
Attention: Chief Executive Officer

If to Executive, addressed to:

R. Patrick Murray, II
#### ############ ####
##########, ####### #####

22.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
23.    Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute: (a) an automatic resignation of Executive as an officer of the Company and each member of the Company Group, as applicable, (b) an automatic resignation of Executive from the Board, as applicable; (c) if applicable, an automatic resignation of Executive from the board of directors (or similar governing body) of any member of the Company Group and from the board of directors (or similar governing body) of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board (or similar governing body) Executive serves as the Company’s or such Affiliate’s designee or other representative.

24.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the date of the termination of Executive’s employment with Company (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
25.    Effect of Termination. The provisions of Sections 6, 8-13 and 23 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.
26.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 7, 8, 9 and 10 and shall be entitled to enforce such obligations as if a party hereto.
27.    Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date.

EXECUTIVE

/s/ R. Patrick Murray, II
R. Patrick Murray, II

CALUMET GP, LLC

By:	/s/ Fred M. Fehsenfeld, Jr.
Fred M. Fehsenfeld, Jr.
Chairman of the Board of Directors and
Authorized Person

SIGNATURE PAGE TO
EMPLOYMENT AGREEMENT
(R. PATRICK MURRAY, II)

EXHIBIT A
FORM OF RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of May 7, 2014, by and among R. Patrick Murray, II (“Executive”) and Calumet GP, LLC (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Employment Agreement.
1.    For good and valuable consideration, including the Company’s provision of certain severance payments to Executive in accordance with Section 6(d) of the Employment Agreement, Executive hereby releases, discharges and forever acquits each member of the Company Group and their respective Affiliates (each as defined in the Employment Agreement) and subsidiaries and the past, present and future stockholders, officers, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors and assigns of the foregoing, in their personal and representative capacities, as well as all employee benefit plans maintained by any member of the Company Group or any of their respective Affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date of this Agreement including, without limitation, (i) any alleged violation through the date of this Agreement of:  (A) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (B) Title VII of the Civil Rights Act of 1964, as amended; (C) the Civil Rights Act of 1991; (D) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (E) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (F) the Immigration Reform Control Act, as amended; (G) the Americans with Disabilities Act of 1990, as amended; (H) the National Labor Relations Act, as amended; (I) the Occupational Safety and Health Act, as amended; (J) the Family and Medical Leave Act of 1993; (K) any federal, state or local anti-discrimination or anti-retaliation law; (L) any federal, state or local wage and hour law; (M) any other local, state or federal law, regulation or ordinance; and (N) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity-based compensation plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement or previously vested rights under equity compensation plans and arrangements and (iv) any claim for compensation or benefits of any kind not expressly set forth in Section 6(d) of the Employment Agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (a) any claim which arises after the date Executive executes this Agreement, (b) any claim to vested benefits under an employee benefit plan of any Company Party that is subject to ERISA, (c) any claims for contractual severance payments under Section 6(d) of the Employment Agreement, (d) any rights to indemnification as a result of Executive’s position with any Company Party, or (e) any rights as an owner of an interest in any Company Party. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. Further, notwithstanding the release of liability contained herein, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; provided, however, that Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

EXHIBIT A-1

2.    Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  Executive represents and warrants that Executive has not filed any claims, complaints, charges or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the date hereof. Executive further represents and warrants that he has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.
3.    By executing and delivering this Agreement, Executive expressly acknowledges that:
(a)    Executive has carefully read this Agreement;
(b)    Executive has had at least [21] [45] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45-day period applies: , and Executive acknowledges that attached to this Agreement are (i) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (ii) a list of the ages of those employees not selected for termination (or participation in such program); and (iii) information about the unit affected by the employment termination program of which Executive’s termination was a part, including any eligibility factors for such program and any time limits applicable to such program];
(c)    Executive has been and hereby is advised in writing to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Agreement;
(d)    Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and Executive understands and agrees to each of the terms of this Agreement; and
(e)    With the exception of any sums that Executive may be owed pursuant to Section 6(d) of the Employment Agreement, Executive has been paid all wages and other compensation to which Executive is entitled under the Employment Agreement and received all leaves (paid and unpaid) to which Executive was entitled during the Employment Period (as defined in the Employment Agreement).
Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive delivers this Agreement to the Board of Directors of the Company (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be received by the Board of Directors of the Company before 11:59 p.m., Eastern time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.
Executed on this ___________ day of _____________, ___________.

R. Patrick Murray, II

EXHIBIT A-2

EXHIBIT B

MARKET AREA

1.
The following states within the United States of America: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Idaho, Illinois, Iowa, Kansas, Kentucky, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Carolina, South Dakota, Tennessee, Texas, Utah, Virginia, Washington and Wisconsin.

2.	Marion County, Indiana.

3.	The following parishes within the state of Louisiana: Caddo, Bossier and Webster.

4.	The following Canadian provinces: Alberta, Ontario and Saskatchewan.

EXHIBIT B-1